Exhibit 10.36

February 2, 2017

Jonathan Yingling

74 High Ridge Rd.

Skillman NJ 08558-2374

Dear Jonathan

On behalf of Idera Pharmaceuticals, Inc. (the “Company”), I am pleased to confirm the following terms of your employment with the Company.

1.         Employment.  You will be employed to serve on a full time basis as the Company’s Senior Vice President, Early Development, effective as of February 6, 2017 (the “Commencement Date”).  You will be responsible for performing such duties as are consistent with your position, plus such other duties as may from time to time be assigned to you by the Chief Executive Officer.  Your regular place of work shall be the Company’s Exton, Pennsylvania location and you shall report solely to the Chief Executive Officer.  You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  Notwithstanding the foregoing, Idera acknowledges and agrees that you currently serve as a consultant to Clavius Pharmaceuticals, LLC providing general management services and that in the future you may become a member of the Clavius board of directors while serving as an employee of Idera.

2.         Base Salary and Bonus.

(a)        Your annual base salary shall be $385,000 per year and shall be payable to you at periodic intervals in accordance with the Company’s payroll practices for salaried employees.  Such base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the Company.

(b)        You shall be eligible to receive, for each fiscal year of the Company ending during your employment with the Company, an annual bonus of up to 40% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of the Company or otherwise.  Such bonus, if any, will be prorated based on your hire date for the first calendar year.  Such bonus, if any, will be approved by the Board of Directors or the Compensation Committee of the Board of Directors (together, the “Board”) in its sole discretion and will be based on both individual and Company performance objectives as developed and determined by the Company in its sole discretion.  Any bonus earned by you and

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approved by the Board under this Section 2(b) shall be paid in accordance with the Company’s Annual Incentive Plan Plan Document.

(c)        All salary, bonus and other compensation payable to you pursuant to this Agreement shall be subject to applicable withholding taxes.

3.         Benefit Programs.  You may participate in any and all benefit programs that the Company may establish and make available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include medical, dental and retirement plans.  Any benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

4.         Reimbursement of Expenses.  The Company shall reimburse you, in accordance with the Company’s expense reimbursement policy, for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, specifically including expenses for travel between offices of the Company, upon presentation by you of appropriate documentation, expense statements, vouchers and/or such other supporting information as the Company may request and in accordance with Section 12(e) below.

5.         Equity.  Upon the commencement of your employment with the Company, you will be granted an option to purchase 600,000 shares of the Company’s common stock, 275,000 options of which will be considered a non-statutory inducement grant outside the Company’s 2013 Stock Incentive Plan. The exercise price will be equal to the fair market value of the Company’s common stock on the Commencement Date (the “Option(s)The Option(s) shall vest over four years with the first installment vesting on the first anniversary of the Commencement Date and the balance of the shares vesting in equal quarterly installments over the remaining three years. The Option shall be evidenced by an option agreement that is consistent with the form of option agreement generally used by the Company and the terms of this letter.

6.         Relocation Assistance.  The Company will provide you with Education Insight Services in order to help you with your assessment of a potential relocation to within approximately 30 miles of a Company work location.  Should you decide to relocate to within one year of your start date, the Company will also provide you with relocation assistance, components of which are outlined in Exhibit B.  Such relocation assistance will be subject to a Repayment Agreement, a sample of which is contained in Exhibit C.

7.         Termination of Employment Period.  Your employment by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

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(a)        At the election of the Company, for Cause (as defined on Exhibit A), immediately upon written notice by the Company to you, which notice shall identify the Cause upon which the termination is based.

(b)        At the election of either party, upon not less than thirty days’ prior written notice of termination.

8.         Effect of Termination.

(a)        In the event your employment is terminated pursuant to Section 7(a) or 7(b), the Company shall pay to you the compensation and benefits otherwise payable you under Section 2 through the last day of your actual employment by the Company.

(b)        In the event that the Company terminates your employment with the Company at any time without Cause pursuant to Section 7(b), then, subject to Section 8(e) the Company shall also (i) continue to pay you your then current base salary for a period of twelve (12) months, payable in accordance with and at the times contemplated by the Company’s then current payroll practices and (ii) pay you any bonus earned by you and approved by the Board prior to such termination that is then unpaid.

(c)        Notwithstanding Section 8(b) above, and in lieu of any payment owed under Section 8(b), if any, in the event that the Company terminates you without Cause or you resign from employment with the Company for Good Reason upon a Change in Control (as such terms are defined below) or within the twelve (12) month period following the Change in Control, then, subject to Section 8(e), (i) the Company shall continue to pay you your then current base salary for a period of twelve (12) months, payable in accordance with and at the times contemplated by the Company’s then current payroll practices, (ii) the Company shall pay you any bonus earned by you and approved by the Board prior to such termination or resignation that is then unpaid and (iii) the Options shall vest in full and become immediately exercisable.

(d)        Following a termination of your employment entitling you to severance payments under Section 7(b) or Section 7(c), and subject to Section 7(e), if you are eligible for and elect to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the period for which the Company is paying you your then current base salary pursuant to Section 8(b) or Section 8(c) above (as applicable, the “Severance Period”) or (ii) the date your COBRA continuation coverage expires.

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(e)        Notwithstanding anything in this Section 7 to the contrary, the Company’s obligations to make severance payments and provide benefits to you pursuant to this Section 8 shall be contingent upon your execution of a separation and release agreement (the “Release Agreement”) in a form reasonably acceptable to the Company which Release Agreement must become irrevocable within 60 days (or such earlier date as the Release Agreement provides) following the date of your termination of employment.  Such payments and benefits shall begin to be paid or provided in the first regular payroll period beginning after the Release Agreement becomes binding on you; provided, however, that if the 60th day after termination occurs in the calendar year following the year of your date of termination, the severance payments and benefits shall be paid or provided no earlier than January 1 of such subsequent calendar year (whether or not the Release Agreement is executed prior to such date).  You must continue to comply with the Invention, Non-Disclosure and Non-Competition Agreement referenced in Section 9 to continue to receive severance payments and benefits.  The severance payments and benefits shall constitute your sole remedy in connection with the termination of your employment in the event of a termination of your employment by the Company without Cause or by you for Good Reason.

9.         Invention, Non-Disclosure and Non-Competition Agreement.  As a condition to your employment, you will be required to execute an Invention, Non-Disclosure and Non-Competition Agreement with the Company.

10.       Background Check.  Your employment is fully contingent upon a satisfactory background check.

11.       Company Policies and Procedures.  As an employee of the Company, you will be required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and e-mail) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

12.       Other Agreements and Governing Law.  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from continuing in employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.  Please note that this Agreement supersedes any and all prior or contemporaneous agreements, discussions and/or understandings, whether written or oral, relating to the subject matter of this

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Agreement or your employment with the Company.  The resolution of any disputes under this Agreement will be governed by Massachusetts law.

13.       Compliance with Section 409A.  Subject to the provisions in this Section 13, any severance payments or benefits under this Agreement (including under Section 8 hereof) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the date of termination of your employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this Agreement:

(a)        It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)        If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)        If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)         Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of your tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii)        Each installment of the severance payments and benefits due under this Agreement that is not described in Section 13 (c)(i) above and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period

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and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided,  however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following your taxable year in which the separation from service occurs.

(d)        The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 13(d), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e)        All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)         Notwithstanding anything herein to the contrary, the Company shall have no liability to you or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

14.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided,  however, that your obligations to the Company are personal and shall not be assigned by you.

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15.       Acknowledgment.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.       Miscellaneous.

(a)        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(b)        The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)        In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

If this Agreement correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this Agreement in the space provided below, along with the enclosed Invention, Non-Disclosure and Non-Competition Agreement, and return them to me.

Very truly yours,

/S/ VINCENT J. MILANO
Vincent J. Milano
Chief Executive Officer

The foregoing correctly sets forth the terms of my employment with Idera Pharmaceuticals, Inc.  I am not relying on any representations other than as set forth above.

/S/ JONATHAN YINGLING	Date:	February 3, 2017
Jonathan Yingling

EXHIBIT A

Definitions

The following terms shall have the following definitions for purposes of this Agreement:

(a)        Cause shall mean (i) a material breach of any material term of this Agreement, (ii) a plea of guilty or nolo contendere to, or conviction of, a felony offense, (iii) repeated unexplained or unjustified absence, or refusals to carry out the lawful directions of the Board or (iv) material breach of a fiduciary duty owed to the Company under this Agreement, provided that any action or inaction described by (i), (iii) or (iv), above, shall not be the basis of a termination of your employment with the Company for "Cause" unless the Company provided you with at least 20 days advance written notice specifying in reasonable detail the conduct in need of being cured and such conduct was not cured within the notice period or prior to termination.

(b)        Change in Control shall mean the occurrence of any of the following events: (i) a change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the members of the Board ceases to be comprised of individuals who are Continuing Members; for such purpose, a "Continuing Member" shall mean an individual who is a member of the Board on the date of this Agreement and any successor of a Continuing Member who is elected to the Board or nominated for election by action of a majority of Continuing Members then serving on the Board; (ii) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (iii) any sale of all or substantially all of the assets of the Company; (iv) the complete liquidation or dissolution of the Company; or (v) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company; provided however that, where applied to compensation subject to Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section

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409A”), any acceleration of or change in payment shall only apply (if required by Section 409A) if the Change in Control is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

(c)        Good Reason shall mean any action on the part of the Company not consented to by you in writing having the following effect or effects: (i) a material reduction in your base salary; (ii) a material diminution in your duties, responsibilities or authority as set forth in Section 1 of this Agreement, (iii) the Company requires you to permanently relocate and work full-time from  another location that is more than 50 miles from the location you are then performing your ongoing and regular services) or (iv) the Company relocates your current place of work to a location that makes it unreasonable for you to commute to the Company’s offices four or more business days per week.  You must (A) give notice to the Company of your intention to resign for Good Reason within 90 days after the occurrence of the event (or series of events) that you assert entitle you to resign for Good Reason, (B) state in that notice the condition that you consider to provide you with Good Reason to resign, (C) provide the Company with at least 30 days after you deliver your notice to cure the condition and (D) if the condition is not cured, resign for Good Reason on or prior to the 60th day after you deliver your notice.

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EXHIBIT B

Relocation Assistance Offering Summary

Benefit	Description
Eligibility	▪ Full time, regular employee, relocating at Idera Pharmaceuticals Inc.’s request ▪ New hire, Executive level
Website	▪ Customized web access for relocation assistance ▪ Login Credentials provided by Aires
Miscellaneous Allowance	▪ One month’s new base salary, capped at $10,000 ▪ Paid upon effective date of transfer ▪ Taxable, grossed-up
Lump Sum Allowance	▪ Home Finding Trip; including meals, lodging and travel ▪ Temporary Living; including lodging and return trips home ▪ Final Move ▪ Taxable, grossed-up
Home Sale Assistance	▪ Marketing Assistance through Aires ▪ Buyer Value Option ▪ Not subject to repayment agreement
School Search Assistance	▪ Assistance with school search in the destination location ▪ Taxable, grossed-up
Home Purchase Closing Costs Assistance	▪ For current homeowners who purchase within one-year reimbursement of actual, reasonable, and customary buyer’s closing costs, up to 2% of the net purchase price ▪ Taxable, grossed-up
New Home Mortgage	▪ Aires - Mortgage Solutions Powered by Quicken Loans ▪ Optional Program
Household Goods Move	▪ Packing, shipping, delivery, and one debris pick-up ▪ Partial unpack ▪ Valuation protection at $7.50/lb up to $125,000 ▪ Storage in-transit for up to 30 days
Tax Gross Up	▪ Assistance for federal (supplemental rate), state, local, and FICA determined using Idera Pharmaceuticals Inc.’s derived income
Repayment Terms	▪ Pro-rated reimbursement to Idera of all expenses if employment is terminated for other than Good Reason or Cause within 24 months of the effective date of relocation.

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EXHIBIT C

Sample Relocation Expense Repayment Agreement

Employee Name:	Work Location:
Job Title:	Anticipated Effective Date of Relocation:

As of the effective date of this Relocation Expense Repayment Agreement (this “Agreement”), Idera Pharmaceuticals (the “Company”)  has agreed to incur expenses or reimburse the undersigned employee (the “Employee”) for certain expenses for the purpose of relocating Employee and Employee’s eligible household members to a Company Work Location.  The relocation benefits being offered are described in the Company’s Homeowner Relocation Policy, a copy of which is attached hereto for reference.

Employee confirms that neither he/she nor any other household member is receiving relocation benefits from any other company or source.  Employee acknowledges that relocation benefits paid by the Company are subject to reduction in an amount equal to any relocation benefits paid by another source.

If, within twenty-four (24) months after the effective date of relocation (defined as the first day that Employee reports to work following a the household move contemplated herein),

(a)   Employee voluntarily terminates employment with the Company for any reason other than Good Reason, or

(b)   the Company terminates Employee's employment for other than Cause,

Employee agrees to repay the Company within 30 days of terminating employment any and all relocation expenses or payments incurred or reimbursed by the Company, on a prorated basis.

If termination occurs after more than twenty-four (24) months after the effective date of relocation, the Employee will not be required to repay relocation expenses.

Any repayment required under this Agreement will be due and payable to the Company within 30 days of terminating employment.  The Company reserves the right to deduct any sums due and owing to the Company from Employee’s final pay check(s), including, without limitation, salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, up to the full amount of the Employee Sale/Company Purchase expense owed to the Company.  If such deduction does not fully satisfy the amount of reimbursement due, Employee agrees to immediately repay the remaining unpaid balance to the Company.

Employee's employment is at will and may be terminated for any reason at any time by either the Company or Employee.  Nothing in this Agreement constitutes a contract or guarantee of employment for any specific term or limits either party's right to terminate the employment relationship.

Employee:	Date:

Company:	Date:

Name:

Title:

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